SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 30, 2008

ISIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

1896 Rutherford Road

Carlsbad, CA 92008

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On January 30, 2008, Isis Pharmaceuticals, Inc. (“Isis”) and its subsidiary, Ibis Biosciences (“IB”), entered into a Strategic Alliance Master Agreement, a Call Option Agreement and an Investor Rights Agreement with Abbott Molecular Inc. (“AMI”), pursuant to which:

•                  AMI purchased from IB common stock of IB representing approximately 10.25% of the issued and outstanding common stock of IB for a total purchase price of $20 million (the “Initial Investment”);

•                  IB granted AMI the right to purchase an additional $20 million of IB common stock before July 31, 2008, which when combined with the Initial Investment would represent approximately 18.6% of the issued and outstanding common stock of IB (the “Subscription Right”);

•                  Isis granted AMI an exclusive option (the “Call Option”) to acquire from Isis (the “Final Acquisition”) all remaining IB capital stock not acquired pursuant to the Initial Investment or the Subscription Right for a purchase price of $175 million (which, subject to the satisfaction of certain conditions, may be increased to as much as $190 million) (the “Base Purchase Price”) and earn-out payments as described below.  The parties have also agreed that, in the event the Final Acquisition is consummated, IB may distribute to Isis, immediately prior to the closing, all cash on hand at IB and any receivables or other payments due to IB under government contracts and grants held by IB as of the closing; and

•                  In the event the Final Acquisition is consummated, AMI will also pay Isis earn out payments equal to a percentage of IB’s revenue related to sales of IB systems, including instruments, assay kits and successor products from the date of the Final Acquisition closing through December 31, 2025 (the “Earn Out Payments”).  The Earn Out Payments will equal 5% of IB’s cumulative net sales over $150 million (subject to adjustment) and up to $2.1 billion, and 3% of IB’s cumulative net sales over $2.1 billion.  The Earn Out Payments may be reduced from 5% to as low as 2.5% and from 3% to as low as 1.5%, respectively, upon the occurrence of certain events.

Terms of Strategic Alliance Master Agreement

The Strategic Alliance Master Agreement (the “SAM Agreement”) provides for the Initial Investment and the Subscription Right and, in connection with the Initial Investment, it further provides that AMI, Isis and IB will enter into the Call Option Agreement and the Investor Rights Agreement.  The SAM Agreement contains standard representations and warranties and affirmative and negative covenants.  Prior to the earlier of the expiration of the Call Option or the Final Acquisition, Isis and IB must obtain AMI’s consent before Isis or IB can take specified actions, such as amending IB’s certificate of incorporation, redeeming, repurchasing or paying dividends on IB capital stock, issuing any IB capital stock, entering into a transaction for the merger, consolidation or sale of IB, creating any IB indebtedness, or entering into any IB strategic alliance, joint venture or joint marketing agreement.

Terms of the Call Option Agreement

The exclusive Call Option Agreement provides that AMI may elect to exercise the Call Option and consummate the Final Acquisition pursuant to the terms of a definitive Stock Purchase Agreement (the “SPA”).  The SPA would be executed by the parties upon the exercise of the Call Option.  The Call Option initially expires on December 31, 2008, provided that, subject to certain conditions, AMI may extend the term of the Call Option through June 30, 2009.  In addition, if AMI does not exercise its Subscription Right by July 31, 2008, the Call Option will expire.

If AMI exercises the Call Option, the closing of the Final Acquisition would be subject to the terms of the SPA.  The Final Acquisition is subject to the premerger notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act.

Terms of the Investor Rights Agreement.

In connection with the Initial Investment, Isis, IB and AMI entered into an Investor Rights Agreement (the “IRA”).  The IRA includes demand and piggybank registration rights, tag-along rights, participation rights and a make whole provision.  Under the make whole provision, in the event of a liquidation or change of control of Ibis, AMI will receive a payment equal to the price paid per share of the capital stock of IB acquired by AMI in the Initial Investment or under the Subscription Right, plus a yield of 3% annually from the date AMI purchases the IB common stock, prior to the distribution of any proceeds to any other holders of IB capital stock.  Thereafter, the other holders of IB capital stock will receive an amount per share of IB capital stock equal to the amount per share received by AMI with respect to its shares.  Thereafter, any remaining proceeds will be paid equally on a per share basis to all holders of IB capital stock.

Isis issued a press release in connection with entering into the Strategic Alliance Master Agreement, the Call Option Agreement and the Investor Rights Agreement and a copy of the press release is furnished as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press Release dated January 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ISIS PHARMACEUTICALS, INC

Dated: January 30, 2008	By:	/s/ B. Lynne Parshall
B. LYNNE PARSHALL
Chief Operating Officer,
Chief Financial Officer and Director

INDEX TO EXHIBITS

99.1         Press Release dated January 31, 2008.